Exhibit 99.1

For Immediate Release:	Contact:	Patrick Dennis Chief Financial Officer (203) 629-9595 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Fourth Quarter Results

•	Successful completion of spin-off from GAMCO Investors, Inc.
•	Strong balance sheet gives flexibility to invest in organic, as well as external growth opportunities
•	Book value per share of $29.54
•	Adjusted Economic book value[a] per share of $39.37
•	Assets Under Management at $1.08 billion
•	Board declares dividend of $0.10 per share

Rye, New York, February 18, 2016 – Associated Capital Group, Inc. (NYSE: AC) reported financial results for the quarter ended December 31, 2015. AC consists of our alternative asset management and institutional research services businesses, as well cash and other assets that were formerly part of GAMCO Investors, Inc. (“GAMCO”).

On November 30, 2015, GAMCO distributed all the outstanding shares of each class of common stock of AC on a pro rata one-for-one basis to the holders of each class of GAMCO’s common stock.

AC’s financial results for the fourth quarter ended December 31, 2015, include two months of carve-out financial results as part of GAMCO and one month of financial results as a stand-alone company subsequent to the spin-off.

a See definition of Adjusted Economic book value included in the discussion of non-GAAP financial measures on page 6 of this earnings release.

Fourth Quarter Overview – Positive Net Income

AC fourth quarter operating revenues were $9.0 million and investment and other non-operating income for the quarter was $11.3 million, resulting in net income of $4.2 million, or $0.17 per diluted share.  On a comparable basis in 2014, operating revenues were $7.7 million, investment and other non-operating income was $4.3 million and net income was $2.3 million, or $0.09 per diluted share.

Financial Highlights	Q4		Q4	Full Year	Full Year
($'s in 000's except AUM and per share data)	2015		2014	2015	2014

AUM - end of period (in millions)	$1,080		$1,040	$1,080	$1,040

Revenues	8,995		7,677	22,842	21,029

Operating loss, before management fee (a)	(5,314)		(2,024)	(14,621)	(9,961)

Operating loss	(5,883)		(2,253)	(14,312)	(9,924)

Investment and other non-operating income, net	11,252		4,310	11,736	9,542

Income/(loss) before income taxes	5,369		2,057	(2,576)	(382)

Net income/(loss)	4,189		2,346	(111)	3,000

Net income/(loss) per share	$0.17		$0.09	$-	$0.12

Shares outstanding at December 31	25,440	(b)	25,855	25,440	25,855
(a) See GAAP to non-GAAP reconciliation on page 6.
(b) Shares outstanding consist of 24,887 non-RSA shares and 553 RSA shares.

Financial Condition

At December 31, 2015, (y)our book value on a GAAP basis was $752 million, or $29.54 per share, including cash and investments of $753 million. This includes $306 million of cash and short term US treasuries; $219 million of marketable securities, including 4.4 million shares of GAMCO stock; and $228 million invested in affiliated and third party funds and partnerships. Our financial resources underpin our flexibility to pursue strategic objectives that may include acquisitions, lift-outs, seeding new investment strategies, and co-investing, as well as shareholder compensation in the form of share repurchase and dividends.

AC also provides an analysis of Adjusted Economic book value (“AEBV”), and AEBV per share, a non-GAAP financial measure that management believes is useful for analyzing AC’s financial condition.  A $250 million note from GAMCO to AC (the “GAMCO Note”) that was issued as part of the spin-off transaction is not treated as an asset for GAAP purposes, but as a reduction in equity, and will continue to be reflected as a reduction in equity in future periods in the amount of the principal then outstanding. At December 31, 2015, AEBV for the Company was $1.002 billion and the AEBV per share was $39.37 per share, a non-GAAP measure reflecting the impact on book value when the GAMCO Note is viewed as an asset as opposed to a reduction in equity.

Fourth Quarter Results of Operations

Assets Under Management (AUM)

	December 31,	September 30,	December 31,
	2015	2015	2014

Event Merger Arbitrage (a)	$869	$860	$796
Event-Driven Value	145	159	167
Other	66	66	77
Total AUM	$1,080	$1,085	$1,040

(a)  Includes $43 million, $39 million and $71 million of seed capital at December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

AUM at December 31, 2015 was $1.08 billion, an increase of $40 million from December 31, 2014.

Revenues and results of operations

Total operating revenues for the three months ended December 31, 2015 were $9.0 million, up 16.9% from $7.7 million in the prior year, reflecting increased investment advisory fees and incentive fees offset by lower revenues generated by institutional research services.

-
Investment advisory fees increased to $2.1 million in the fourth quarter of 2015, up from $2.0 million in the comparable 2014 quarter.  This increase is directly attributed to the increase in AUM to $1.08 billion in the fourth quarter of 2015 from $1.04 billion in the fourth quarter of 2014.

-
Incentive fees earned in the fourth quarter of 2015 were $4.2 million, compared to $2.7 million in the same period in 2014 due to improved performance of our funds. The majority of these assets have calendar year-end measurement periods for incentive fees; therefore, our incentive fees are primarily recognized in the fourth quarter at the end of the annual measurement period.

-	Our institutional research services revenue was $2.3 million in the fourth quarter 2015, compared to $2.4 million in the year ago quarter.

Our operating loss increased to $5.9 million in the fourth quarter of 2015 versus a loss of $2.3 million in the comparable quarter of 2014. Operating loss before management fee increased to $5.3 million in the fourth quarter of 2015 versus $2.0 million in the prior year period.  The change was due to an increase in revenues of $1.3 million offset primarily by increased compensation expenses of $4.3 million from the accelerated vesting of restricted stock ($2.4 million), an increase in variable payouts ($1.4 million) due to higher management and incentive fees earned, and increased salary and bonus expense ($0.5 million).

Investments and other non-operating income

During the fourth quarter 2015, Investment and other non-operating income was $11.3 million versus $4.3 million in the fourth quarter of 2014.  Investment gains were $9.1 million in the 2015 quarter, versus $2.9 million in the comparable 2014 quarter.  Net dividend and interest income was $2.1 million in the 2015 quarter versus $1.4 million in the 2014 quarter.  Interest on the GAMCO Note was accrued for the one month of the quarter subsequent to the spin-off date.

Business and Investment Highlights

Merger Arbitrage Funds

Gabelli Associates Fund LP, which focuses on non-market correlated returns related to merger arbitrage, completed its twenty-eighth consecutive year of positive gross returns.  The record $4.7 trillion in global deal activity was a fertile field for merger arbitrage investing, allowing us to maintain a diversified portfolio while being selective with our investments.

Gabelli Associates Fund Annual Returns (a)

Year	Gross	Net

2015	5.33%	3.43%
2014	3.89%	2.29%
2013	5.33%	3.43%
2012	4.32%	2.63%
2011	4.89%	3.07%
2010	9.07%	6.35%
2009	12.40%	9.15%
2008	0.06%	-0.94%
2007	6.39%	4.26%
2006	12.39%	8.95%
2005	9.40%	6.75%
2004	5.66%	3.69%
2003	8.90%	6.26%
2002	4.10%	2.45%
2001	6.79%	4.56%
2000	18.10%	13.57%
1999	16.61%	12.31%
1998	8.60%	7.21%
1997	12.69%	9.21%
1996	12.14%	8.84%
1995	14.06%	10.27%
1994	7.90%	5.53%
1993	12.29%	8.91%
1992	7.05%	4.78%
1991	12.00%	8.76%
1990	9.43%	6.67%
1989	23.00%	17.55%
1988	45.84%	35.66%
1987	-13.67%	-14.54%	(b)
1986	37.45%	26.13%	(c)
1985	25.56%	22.64%	(c)

(a) Past performance does not guarantee future results
(b) Year ended Dec. 31 from 1987
(c) Year ended Oct. 31

Institutional Research

Our institutional research business sponsored two investment symposiums this quarter. On November 2-3, 2015, we hosted our 39th Annual Automotive Aftermarket Symposium in Las Vegas.  On November 16, 2015, we hosted our Third Television Broadcast Conference in New York City. These symposiums are industry specific gatherings that bring together investors, analysts and company management teams to discuss current industry topics, such as growth opportunities, regulatory landscape, emerging trends, and company positioning.

Spin Off Related Transactions

The GAMCO Note was issued to AC to partially capitalize the Company in connection with our spin-off. The GAMCO Note bears interest at 4.0% per annum and has a maturity date of November 30, 2020.  Interest can be paid in cash or in kind. GAMCO will pay the original principal amount in cash in five equal annual installments or can choose to prepay the GAMCO Note at any time without penalty.

In addition AC, through its majority-owned subsidiary, Gabelli Securities, Inc. (“GSI”) owns 4,393,055 shares of GAMCO Class A common stock (the “Shares”).  The sale was made from GAMCO to GSI in advance of the spin-off.  GSI paid the purchase price by issuing a note to GAMCO in the principal amount of $150 million (the “GSI Note”). In connection with the spin-off, AC received the GSI Note from GAMCO and GSI became a majority-owned subsidiary of AC.

Shareholder Compensation
The Board of Directors approved a dividend of $0.10 per share to all of its Class A and Class B shareholders, payable on June 28, 2016 to its shareholders of record on June 14, 2016.
About Associated Capital Group, Inc.

AC owns a 93.9% interest in Gabelli Securities, Inc. ("GSI"). GSI and its wholly owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios. The business earns fees from its advisory assets, and income (loss) from proprietary trading and investment portfolio activities. The advisory fees include management and incentive fees. Management fees are largely based on a percentage of the portfolios assets under management. Incentive fees are based on the percentage of profits derived from the investment performance delivered to clients' invested assets. GSI is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research, a wholly owned subsidiary of GSI. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended. Through G.research, it provides institutional research services and acts as an underwriter. G.research is regulated by the Financial Industry Regulatory Authority.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.
Management believes the analysis of Adjusted Economic book value ("AEBV") and AEBV per share, both non-GAAP financial measures, are useful in analyzing the Company's financial condition during the period in which it builds its core operating business. For GAAP purposes, the amount of the GAMCO Note, which was issued to the Company as part of the spin-off transaction, is treated as a reduction in equity for the period all or a portion of it is outstanding. The GAMCO Note is expected to be paid down ratably over five years or sooner at GAMCO’s option. As the GAMCO Note pays down, the Company's total equity will increase, and once the GAMCO Note is fully paid off by GAMCO, the Company's total equity and AEBV will be the same. AEBV and AEBV per share represent book value and book value per share, respectively, without reducing equity for the period all or any portion of the GAMCO Note is outstanding.  The calculations of AEBV and AEBV per share at December 31, 2015 are shown below:

Associated Capital Group, Inc.
Reconciliation of Total Equity to Adjusted Economic Book Value

	Total	Per Share
Total equity as reported	$751,549	$29.54
Add: GAMCO Note	250,000	9.83
Adjusted Economic book value	$1,001,549	$39.37

B.
Operating loss before management fee expense is used by management to evaluate its business operations.  We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax loss before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided below.

Associated Capital Group, Inc.
Reconciliation of non-GAAP financial measures to GAAP

	Q4	Q4	Full Year	Full Year
	2015	2014	2015	2014
Operating loss before management fee	$(5,314)	$(2,024)	$(14,621)	$(9,961)
Deduct: management fee expense/(benefit)	569	229	(309)	(37)
Operating loss	$(5,883)	$(2,253)	$(14,312)	$(9,924)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED COMBINED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2015	2014

ASSETS

Cash and cash equivalents	$205,750	$285,530
Investments	420,991	367,778
Investment in GAMCO stock	136,360	-
Receivable from brokers	56,510	74,407
Other receivables	13,229	23,357
Other assets	3,908	3,621

Total assets	$836,748	$754,693

LIABILITIES AND EQUITY

Payable to brokers	$50,648	$43,397
Income taxes payable and deferred tax liabilities	5,669	16,363
Compensation payable	10,926	9,179
Securities sold short, not yet purchased	9,623	10,595
Accrued expenses and other liabilities	2,595	23,898
Sub-total	79,461	103,432

Redeemable noncontrolling interests	5,738	68,334

Equity	1,003,503	573,749
4% PIK Note due from GAMCO	(250,000)	-
Accumulated comprehensive income	(1,954)	9,178
Total equity	751,549	582,927

Total liabilities and equity	$836,748	$754,693

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended December 31,

	2015		2014

Investment advisory and incentive fees	$6,340		$4,712
Institutional research services	2,267		2,440
Other revenues	388		525
Total revenues	8,995		7,677

Compensation costs	9,788		7,922
Stock based compensation	3,036		550
Other operating expenses	1,485		1,229
Total expenses	14,309		9,701

Operating loss before management fee	(5,314)		(2,024)

Investment gain	9,110		2,942
Interest and dividend income from GAMCO	1,141		-
Interest and dividend income, net	1,001		1,368
Investment and other non-operating income, net	11,252		4,310

Gain before management fee and income taxes	5,938		2,286
Management fee	(569)		(229)
Income before income taxes	5,369		2,057
Income tax	1,469		1,263
Net income	3,900		794
Net loss attributable to noncontrolling interests	(289)		(1,552)
Net income attributable to Associated Capital Group, Inc.	$4,189		$2,346

Net income per share attributable to Associated Capital Group, Inc.:
Basic	$0.17		$0.09

Diluted	$0.17		$0.09

Weighted average shares outstanding:
Basic	24,887		25,184

Diluted	25,170		25,449

Actual shares outstanding	25,440	(a)	25,855	(a)

Notes:
(a) Includes 553,100 and 710,750 of RSAs at December 31, 2015 and 2014, respectively.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.